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                                  EXHIBIT 10.85

                        SEPARATION AND RELEASE AGREEMENT

         This SEPARATION AND RELEASE AGREEMENT (the "Agreement"), executed this 27th day of March, 2001, is entered into by and between Fidelity Holdings, Inc. (together with its subsidiaries and affiliates (including, without limitation, IG2, Inc., f/k/a/ Computer Business Sciences, Inc.) being collectively referred to herein as the "Company") and Kimberly Peacock (the "Employee").

                               W I T N E S S E T H

         WHEREAS, the Employee has ceased to be an Employee of the Company as of the Separation Date (as hereinafter defined);

         WHEREAS, the Employee and the Company desire to settle fully and finally any and all employment-related matters between them as of the Separation Date, including, but not limited to, any issues that may arise out of the Employee's employment with the Company and the termination thereof.

         NOW, THEREFORE, in consideration of the mutual agreements and understandings set forth herein, intending to be legally bound, the parties hereto hereby agree as follows:

         Section 1. Termination of Employment; Benefits.

                  (1) Termination of Employment. The Employee's employment with the Company has terminated as of the close of business on December 31, 2000 (the "Separation Date").

                  (2) Benefits. In consideration for the Employee's agreement to be bound by the terms of this Agreement and subject to Section 13(a) hereof, the Employee shall be entitled to receive from the Company the payments and benefits set forth in subparagraphs (i) through (iv) of this Section 1(b).

                           (i) The Company agrees to pay the Employee (or has paid, as the case may be):

                                    a. $7,000 on February 1, 2001;

                                    b. $6,000 on March 1, 2001;

                                    c. $5,000 on April 1, 2001;


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                                    d. $5,000 on May 1, 2001;

                                    e. $5,000 on June 1, 2001;

                                    f. $4,000 on July 1, 2001;

                                    g. $4,000 on August 1, 2001;

                                    h. $4,000 on September 1, 2001; and

                                    i. $4,000 on October 1, 2001.

                  All payments pursuant to this Section 1(b)(i) shall be made by check of the Company mailed to the Employee at the address set forth in Section 12 hereof or by wire transfer on the dates specified above; provided, however, that if any such date is not a Business Day, then payment shall be made on the next succeeding Business Day; provided, further, that interest shall accrue at an annual rate of three percent (3%) on any payment obligation pursuant to this
Section 1(b)(i) which remains unpaid by the Company more than 10 days following the due date for such payment obligation; provided, further, that to the extent any such payment obligation remains unpaid by the Company for five Business Days after written notice is given by the Employee to the Company not less than 20 days following the due date for such payment obligation, all payment obligations pursuant to this Section 1(b)(i) that are then unpaid shall become immediately due and payable on the day following such fifth Business Day. "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the City of New York are authorized or obligated by law or Employee order to close.

                  (ii) The Company shall grant the Employee an option (the "Option") to purchase 150,000 shares of the Company's common stock, $.001 par value per share (the "Common Stock"), at an exercise price equal to the closing price of the Company's Common Stock on the date hereof. The Option shall vest as follows: 75,000 options shall vest immediately upon signing of this Agreement, 35,000 options shall vest after the one-year anniversary of the signing of this Agreement, 10,000 options shall vest upon the two-year anniversary of the signing of this Agreement, 10,000 options shall vest upon the three-year anniversary of the signing of this Agreement, 10,000 shall vest upon the four-year anniversary of the signing of this Agreement and 10,000 options shall vest upon the five-year anniversary of the signing of this Agreement.

                  (iii) Payment of the Employee's outstanding indebtedness to the Company in the amount of $76,417.89 is deferred until January 1, 2002. At this time, Employee will begin payment to the Company, in semi-monthly installments, of forty-eight (48) payments in the amounts scheduled in the amortization schedule attached hereto as Exhibit B.

                  (iv) The Company shall assign the NAICS patent to the Employee.


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                  (3) Termination of Employment Agreement. That certain
employment agreement among Reynard Service Bureau, Inc., a Florida corporation, the Company and the Employee, dated January 18, 1999, is null and void and shall have no further effect hereafter whatsoever.

         Section 2. Mutual Release.

                  (1) Release by the Employee.

                           (i) The Employee knowingly and voluntarily releases
and forever discharges the Company and the Company's parents, subsidiaries and affiliates, together with all of their respective past and present directors, managers, officers, partners, employees and attorneys, and each of their predecessors, successors and assigns, and any of the foregoing in their capacity as a shareholder or agent of the Company (collectively, "Releasees") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, suspected or unsuspected, which against them the Employee or her executors, administrators, successors or assigns ever had, now have, or may hereafter claim to have against any of the Releasees by reason of any matter, cause or thing whatsoever arising on or before the Separation Date and whether or not previously asserted before any state or federal court or before any state or federal agency or governmental entity (the "Release"). The Release includes, without limitation, any rights or claims relating in any way to the Employee's employment relationship with the Company or any of the Releasees, or the termination thereof, or arising under any statute or regulation, including the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, and the Family Medical Leave Act of 1993, each as amended, or any other federal, state or local law, regulation, ordinance or common law, or under any policy, agreement, understanding or promise, whether written or oral, formal or informal, between any of the Releasees and the Employee.

                           (ii) Nothing herein shall be deemed to release any of
the Employee's rights under this Agreement.

                           (iii) The Employee represents that the Company has
advised her to consult with an attorney of her choosing prior to signing this Agreement. The Employee further represents that she understands and agrees that she has the right and has in fact reviewed this Agreement and, specifically, the Release, with an attorney of the Employee's choice. The Employee further represents that she understands and agrees that the Company is under no obligation to offer her this Agreement, and that the Employee is under no obligation to consent to the Release, and that she has entered into this Agreement freely and voluntarily.


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                           (iv) The Employee shall have 21 days to consider this
Agreement and once she has signed this Agreement, the Employee shall have seven
(7) additional days from the date of execution to revoke her consent to the Release set forth above. Any such revocation shall be made by delivering written notification to the Chairman of the Board of Directors of the Company. In the event that the Employee revokes her Release, all the terms of the other sections and subsections of this Agreement, other than Section 1(a) hereof, shall be null and void and shall not become effective. If no such revocation occurs, the Release and this Agreement shall become effective as of the eighth day after the date the Employee signs this Agreement.

                  (2) Release by the Company. Except as provided below, as a material inducement to enter into this Agreement, the Company, on its behalf and that of its affiliates and their officers and directors, agents, employees, successors and assigns (solely in their capacity as officers or directors of the Company) hereby knowingly and voluntarily releases and forever discharges the Employee and her agents, employees, successors, heirs, beneficiaries or assigns (the "Employee Released Parties") from any and all claims, charges, complaints, promises, agreements, controversies, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever that it had, now has, or may hereafter claim to have against the Employee Released Parties arising out of or relating in any way to the Employee's employment relationship with the Company, whether or not previously asserted before any state or federal court or before any state, federal or regulatory agency or governmental entity; provided, however, that neither the Employee nor any of the Employee Released Parties shall be released or discharged from any such claim, charge, complaint, promise, agreement, controversy, lien, demand, cause of action, obligation, damage or liability which arises in whole or in part out of or relates in any way to the willful misconduct or gross negligence of the Employee or any of the Employee Released Parties.

         Section 3. Mutual Non-Disparagement. The Employee agrees that she will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Company, the Company's subsidiaries or affiliates, or directors, officers or Employees of the businesses of the Company or any of the Company's subsidiaries or affiliates. The Company agrees that it will not make or publish any statement which is, or may reasonably be considered to be, disparaging of the Employee.

         Section 4. Confidentiality; Intellectual Property; Disclosure.

                  (1) Following the Separation Date, the Employee shall keep secret and retain in strictest confidence, any and all Confidential Information (as hereinafter defined) relating to the Company. For purposes of this Agreement, "Confidential Information" shall mean any confidential or proprietary information including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, printed, electronic or magnetic, that can be communicated by whatever means available at such time, that relates to the Company's business during the period the Employee served as an Employee officer of the Company,

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products, services and/or developments, received from others that the Company is obligated to treat as confidential or proprietary, and the Employee shall not disclose such Confidential Information to any person other than the Company, except as may be required by law or court or administrative order (in which event the Employee shall so notify the Company as promptly as practicable). The Employee shall promptly return to the Company reproductions and summaries of Confidential Information in her possession or control and erase the same from all media in her possession or control, and, if the Company so requests, shall certify in writing that she has done so. All Confidential Information is and shall remain the property of the Company, or in the case of information that the Company receives from a third party which it is obligated to treat as confidential, the property of such third party. Confidential Information shall not include any confidential or proprietary information including, without limitation, plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, printed, electronic or magnetic, that can be communicated by whatever means available at such time, that relates to the telecommunication business of IG2.

                  (2) All Intellectual Property (as hereinafter defined) created, developed, co-developed, obtained or conceived of by the Employee during the period the Employee served as an Employee officer of the Company shall be owned by and belong exclusively to the Company, provided that they reasonably relate to any of the business of the Company on the date of such creation, development, obtaining or conception, and the Employee shall (i) promptly disclose any such Intellectual Property to the Company, and (ii) promptly execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such Intellectual Property (the "Intellectual Property Documents"). If the Company is unable because of the Employee's mental or physical incapacity or for any other reason to secure the Employee's signature for any Intellectual Property Document, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as her agent and attorney in fact, to act for and in her behalf and stead to execute and file any Intellectual Property Document and to do all other lawfully permitted acts to evidence or perfect the Company's ownership and rights of and to any Intellectual Property or business opportunity with the same legal force and effect as if executed by the Employee. For purposes of this Agreement, the term "Intellectual Property" means any and all of the following and all statutory and/or common law rights throughout the world in, arising out of, or associated therewith, except the following arising out of the telecommunication business of IG2: (i) all patents and applications therefor, including docketed patent disclosures awaiting filing, reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all inventions (whether patentable or not), inventions disclosures and improvements, all trade secrets, confidential business information (including ideas, research and development, know-how, compositions, designs, specifications, pricing and cost information and business and market plans and proposals), proprietary information, manufacturing, engineering and technical drawings and specifications, processes, designs and technology; (iii) all works of authorship, "moral rights," copyrights (including derivative works thereof), mask works, copyright and mask work registrations and applications therefor;
(iv) all trade

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names, trade dress, logos, product names, collective marks, collective membership marks, trademarks certification marks and service marks, trademark and service mark registrations and applications together with the goodwill of the business symbolized by the names and the marks; (v) all data and related documents, object code, databases, passwords, encryption technology, firmware, development tools, files, records and data, and all media on which any of the foregoing is recorded; (vi) any similar, corresponding or equivalent rights to any of the foregoing; (vii) all documentation related to any of the foregoing; and (viii) all goodwill associated with any of the foregoing.

         Section 6. Non-Competition; Non-Solicitation.

                           (1) During the period commencing on the Separation
Date and expiring two year following the Separation Date (the "Noncompetition Period"), the Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, consultant, partner, or director with, any business conducted anywhere in any State within the eastern half of the United States of America which is or which becomes during the Noncompetition Period directly or indirectly competitive with the Automotive Division of the Company (as such division is described in the Company's Form 10K-SB for the Company's fiscal year ended December 31, 1999), as the same is conducted as of the Separation Date (each such business, a "Competitive Automotive Operation").

                           (2) During the period commencing on the Separation
Date and expiring three and one-half years following the Separation Date (the "Nonsolicitation Period"), the Employee shall not, directly or indirectly, solicit, interfere with, hire or offer to hire any person who is or was an employee of the Company during the 12-month period prior to the Separation Date, or induce such person to discontinue her or her relationship with the Company or to accept employment by, or enter into a business relationship with, the Employee or any other entity or person; provided, however, that the Employee may offer employment to any person who was an employee of IG2, Inc. during the Nonsolicitation Period. During the Nonsolicitation Period, the Employee shall not, directly or indirectly, (i) solicit, interfere with, induce or entice away any person or entity that is or was a client, customer or agent of the Company during the 24-month period prior to the Separation Date, with respect to any product or service which is directly or indirectly competitive with the Automotive Division, as the same are conducted as of the Separation Date, or
(ii) in any manner persuade or attempt to persuade any such person or entity (A) to discontinue a business relationship with the Company or (B) to enter into a business relationship with the Employee or any other entity or person which would be adverse to the interests of the Automotive Division.

                  In the event any restriction against engaging in a competitive activity contained in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as

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to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

         Section 7. Knowledge of Claims. The Employee represents and warrants that, to the knowledge of the Employee, there is no reasonable basis for any third party to assert any claim against the Company or any of the Company's parents, subsidiaries or affiliates, or any of the past or present officers or directors of any of the forgoing (including the Employee) acting in their capacities as such, under federal, state or local law, including a breach of any applicable duty under common law. Except as set forth on Exhibit A hereto, the Employee further represents and warrants that, to the knowledge of the Employee, there are no claims, actions, suits, investigations or proceedings threatened against the Company or any of the Company's parents, subsidiaries or affiliates, or any of the past or present officers or directors of any of the forgoing (including the Employee) acting in their capacities as such, under any federal, state or local law, including a breach of any applicable duty under common law. The Employee further represents and warrants that there is no reasonable basis for the Company to assert any claim against the Employee for violation of any federal, state, or local law, or breach of any applicable duty under common law.

         Section 8. Cooperation. Subject to the provisions of Section 9 hereof, the Employee agrees that she will fully cooperate in any litigation in which the Company or any of the Company's parents, subsidiaries and affiliates may become involved. Such cooperation shall include the Employee making himself available, upon the request of the Company, for depositions, court appearances and interviews by Company's counsel. To the maximum extent permitted by law, the Employee agrees that she will notify the Chairman of the Board of Directors of the Company and the Chairman of the Audit Committee of the Board of Directors of the Company if she is contacted by any government agency or any other person contemplating or maintaining any claim or legal action against the Company or any of the Company's parents, subsidiaries and affiliates, or by any agent or attorney of such person.

         Section 9. Proceedings. The Employee has not filed, and agrees not to initiate or cause to be initiated on her behalf, any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body relating to her employment or the separation or termination of her employment, other than with respect to the obligations of the Company to the Employee under this Agreement, (each individually, a "Proceeding"), and agrees not to voluntarily participate or join in any Proceeding.

         Section 10. Indemnification. From and after the Separation Date, the Company shall indemnify, defend and hold harmless the Employee against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions of the Employee occurring prior to the Separation Date, which is based upon or relates to the Employee's capacity as an employee or director of the Company, to the fullest extent the Employee is permitted to be

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indemnified under the Company's Articles of Incorporation and Bylaws as in
effect on the date of this Agreement. In the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Separation Date), the Employee may retain counsel reasonable satisfactory to the Employee and the Company; provided, however, that
(1) the Company shall have the right to assume the defense thereof and upon such assumption the Company shall not be liable to the Employee for any legal expenses of other counsel or any other expenses subsequently incurred by the Employee in connection with the defense thereof, except that if the Company elects not to assume such defense, or counsel for the Employee reasonably advises the Employee that there are issues which raise conflicts of interest between the Company and the Employee, the Employee may retain counsel reasonably satisfactory to the Employee and the Company, and the Company shall pay the reasonable fees and expenses of such counsel for the Employee and (2) the Company shall not be liable for any settlement effected without its prior written consent; provided, further, that nothing in this Section 10 shall prevent the Employee from retaining separate counsel with the prior written consent of the Company which consent shall not be unreasonably withheld. If the Employee wishes to claim indemnification under this Section 10, upon learning of any such claim, action, suit, proceeding or investigation, the Employee shall promptly notify the Company thereof, provided that the failure to notify shall not affect the obligation of the Company under this Section 10 except to the extent such failure to notify materially prejudices the Company. The Company's obligations under this Section 10 shall continue in full force and effect for a period of six years after the Separation Date; provided that all rights to indemnification in respect of any claim, action, suit, proceeding or investigation made, asserted or commenced with such six year period shall continue until the final disposition of such claim, action, suit, proceeding or investigation.

         Section 11. Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid as follows:

                  If to the Company:

                  Fidelity Holdings, Inc.
                  80-02 Kew Gardens Road, 4th Floor
                  Kew Gardens, New York 11415
                  Attention: Bruce Bendell, Chairman of the Board of Directors

                  If to the Employee:

                  Kimberly Peacock
                  Global Communications of NY, Inc.
                  50-18 196th Street
                  Kew Gardens, NY 11415


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                  Fax:  (917) 229-0550

                  With a copy to:

                  Gargill, Sassoon & Rudolph LLP
                  92 State Street
                  Boston, MA 02109
                  Attention: Lewis A. Sassoon, Esq.
                  Fax: (617) 227-0313

or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         Section 12. Miscellaneous.

                  (1) Enforcement; Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law principles. The Company shall have the right, without prejudice to any other rights or remedies it might have under the law which are reserved, to obtain injunctive relief to restrain any breach or threatened breach by the Employee of this Agreement or otherwise to specifically enforce any provision of this Agreement; provided, however, that such right to injunctive relief does not preclude the Company from seeking monetary damages for a breach by the Employee of this Agreement; provided, further, that in the event of a breach by the Employee of any representation, warranty, covenant or agreement contained in this Agreement, the Company shall be entitled to suspend any payments and benefits set forth in Section 1(b) above not yet paid or provided to the Employee after providing the Employee notice of such breach and the Company shall be permanently relieved of the Company's obligations under Section 1(b) above if the Employee does not cure such breach within 30 days of the date the Company provided such notice to the Employee; and provided, further, that in the event the Company's obligations under Section 1(b) above are suspended or relieved pursuant to the preceding proviso, the Company shall not be precluded from seeking monetary damages from the Employee that exceed the amount of the Company's obligations under Section 1(b) above that are suspended or relieved pursuant to the preceding proviso.

                  (2) Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (3) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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                  (4) Entire Agreement. This Agreement constitutes the entire agreement, and supersedes any and all prior agreements, and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof except as otherwise provided herein.

                  (5) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

                  (6) Successors. This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto, and their respective heirs, legatees, executors, administrators, legal representatives, successors and assigns. The provisions of Section 2(a) hereof are intended to be for the benefit of, and shall be enforceable by, each Releasee and his, her or its, heirs and representatives.

                  (7) Withholding. All payments made by the Company to the Employee pursuant to Section 1(b) of this Agreement shall be reduced by all federal, state, city or other taxes that are required to be withheld pursuant to any law or governmental regulation.




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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                   FIDELITY HOLDINGS, INC.



                                   --------------------------------------
                                   Bruce Bendell, Chief Executive Officer


                                   --------------------------------------
                                   KIMBERLY PEACOCK




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                                    EXHIBIT A

         The following could be construed as threatened claims:




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                                    EXHIBIT B

                              AMORTIZATION SCHEDULE




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